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                      August 14, 2023

       Richard Yeh
       Chief Financial Officer
       I-Mab
       555 West Haiyang Road
       Pudong District, Shanghai, 200124
       People   s Republic of China

                                                        Re: I-Mab
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39173

       Dear Richard Yeh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Haiping Li, Esq.